Exhibit 99.1

Recon Technology Announces Engagement of Bernstein & Pinchuk LLP as Auditor

Beijing, China – October 19, 2009 – Recon Technology, Ltd. (Nasdaq: RCON), a leading Chinese non-state-owned oil and gas automation services provider, announced today the appointment of Bernstein & Pinchuk LLP (“B&P”) to serve as the company’s independent registered public accounting firm, effective October 15, 2009. B&P, an independent member of the BDO Seidman Alliance, replaces the company’s previous independent registered public accounting firm, Hansen Barnett & Maxwell, P.C. (“HBM”).

“We have had a positive relationship with HBM and appreciate their dedicated services,” said Shenping Yin, the CEO of Recon Technology, “Moving forward, the board has determined that Bernstein & Pinchuk offers our shareholders a strong combination of quality services, experience working with companies in China and cost-efficiency. We look forward to working with their team.”

There have been no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

The appointment of B&P as the new auditor has been approved by the company’s Audit Committee and Board of Directors. The company reported its decision to change accounting firms to the Securities and Exchange Commission today, in a Form 8-K filing.

About Bernstein & Pinchuk LLP

Based in both New York and Beijing, B&P is an international group of professionals providing audit and assurance, tax and transaction advisory services. B&P is an independent member of the BDO Seidman Alliance, allowing the company to provide its clients with vast resources and technical knowledge without high overhead costs. With offices in New York, Beijing and Guangzhou, B&P has the cultural understanding, knowledge, and support needed to efficiently serve and advise our clients. B&P is an outstanding firm committed to offering the highest level of expertise and value.

About Recon Technology, Ltd.

Recon Technology, Ltd. has been providing leading Chinese oil and gas companies with automation services that increase efficiency and profitability in exploring, extracting, producing, processing, refining and transporting petroleum products for over 10 years. The company’s proprietary computerized process control system manages oil production in real-time to increase extraction levels, reduce impurities in extracted petroleum and lower production costs. In addition, as one of only two acoustic system providers in the world, Recon’s acoustic pipeline monitoring system is widely used to prevent gas leakage in the transport pipeline. Recon’s technology is based on three software copyrights, eight product patents and four pending patents. Recon Technology is the first Chinese non-state-owned oil and gas service company to go public in the U.S. More information may be found at http://www.recon.cn or e-mail: recon@hawkassociates.com.

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Investor Contact:

Hawk Associates

Susan Zhou

305-451-1888

recon@hawkassociates.com